Exhibit 10.17
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of December 3, 2021 (the “Effective Date”), by and among Digital Turbine, Inc., a Delaware corporation (the “Company”), and Matthew Gillis with address at 6516 Montrose Avenue, Baltimore, Maryland, 21212 (the “Executive”). Executive’s employment shall commence on January 3, 2022 (the “Start Date”). In consideration of the mutual covenants contained in this Agreement, the Company and the Executive agree as follows:
1.    Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company on the terms and conditions set forth in this Agreement.
2.    Capacity. The Executive shall serve the Company as its President of On Device Media and shall report directly to the Chief Executive Officer. As President of On Device Media, the Executive shall be responsible for those duties normally associated with being the principal officer of the foregoing activity as shall be assigned to him by the Chief Executive Officer. At the reasonable request of the Chief Executive Officer, the Executive shall provide services to subsidiaries and affiliates of the Company, without additional compensation becoming payable. Executive represents he is and at all times during the Term (as defined below) will be legally present and entitled to work in the United States.
3.    Term. Subject to the provisions of Section 6, the term of employment pursuant to this Agreement commenced on the Start Date and shall continue on an at-will basis, subject to termination by the Company or Executive at any time (the period of time commencing on the Start Date through the termination of this Agreement being the “Term”).
4.    Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:
a)    Salary. For all services rendered by the Executive under this Agreement, the Company shall pay the Executive an annual salary at the annual rate of four hundred thousand dollars ($400,000) (the “Salary”). The Salary shall be payable in periodic installments in accordance with the Company’s usual practice for its employees, but in no event less than monthly over the year in which the Salary is earned.
b)    Annual Bonus. Executive shall be eligible to participate in the Company’s incentive bonus plan with a target bonus equal to one hundred percent (100%) of Executive’s Salary, upon achievement of Company goals and performance related milestones (“Target Annual Bonus”). The amount and timing of any bonus amount is subject to the sole discretion of Company’s management and is subject to the final approval by the Board of Directors. For the fiscal year 2022, Executive shall be paid the Target Annual Bonus at 100% (subject to Company’s achievement of its goals and performance related milestones), prorated for the number of days the Executive is employed by the Company in fiscal year 2022.
c)    Regular Benefits. The Executive shall be entitled to participate in any qualified plans outlined below:
(i)    BCBS Health
(ii)    EyeMed Vision
(iii)    MetLife Dental
(iv)    Company-matched HSA

Exhibit 10.17
(v)    $300,000.00 employee life insurance
(vi)    Short-term and long-term disability
(vii)    401K plan
(collectively “Company Benefit Plans”)
Executive’s participation in the Company Benefit Plans shall be subject to the terms of applicable plan documents, generally applicable policies of the Company, applicable law and the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plans or to maintain the effectiveness of any such plans which may be in effect from time to time.
d)    Stock Options. Subject to the sole discretion and determination of the Board of Directors and/or the compensation and options committee thereof and subject to the terms of any stock option plan and option agreement which shall be approved and adopted by the Board of Directors (and which shall include, inter alia, the grant date and exercise price of the options, the vesting periods and all the other terms and conditions with respect to the options) (“Stock Option Agreement”), Executive will be granted an option to purchase Ordinary Shares of the Company (the “Options”) in the total value of two hundred and fifty thousand dollars ($250,000), each such Option entitling Executive to purchase one (1) Ordinary Share of the Company at its respective exercise price as determined by the Board, subject to any dilution. Executive undertakes to take all actions and to sign all documents required, at the discretion of the Board, in order to give effect to and enforce the above terms and conditions. Any tax liability in connection with the Options (including with respect to the grant, exercise, sale of the Options or the shares receivable upon their exercise) shall be borne solely by the Executive. The number of shares underlying which stock options will equal $250,000 divided by the value per share determined under the Black-Scholes pricing model (using for such model purposes a share price equal to the closing price per share on the first day of employment).
The Options shall vest over a period of three years (“Stock Option Agreement Term”), provided Executive is employed by the Company for the duration of such term, with one-third of the Stock Options vesting on the first anniversary of the Start Date, and the balance vesting proportionately each month during the remaining two years beginning the anniversary of the Start Date. During the Stock Option Agreement Term, any and all unvested Options shall vest immediately upon the sale of all or substantially all of the assets of the Company, upon the merger or reorganization of the Company following which the equity holders of the Company immediately prior to the consummation of such merger or reorganization collectively own less than 50% of the voting power of the resulting entity, or upon the sale of equity securities of the Company representing 50% or more of the voting power of the Company or 50% or more of the economic interest in the Company in a single transaction or in a series of related transactions (i.e., a “Change of Control”).
e)    New Hire Award - Restricted Stock Units (“RSU”). Subject to the sole discretion and determination of the Board of Directors and/or the compensation and options committee thereof and subject to the terms of any Restricted Stock Units Agreement which shall be approved and adopted by the Board of Directors (and which shall include, inter alia, the grant date and number of RSUs, the vesting periods and all the other terms and conditions with respect to the Restricted Stock Units (“New Hire RSU Agreement”), the Executive will be

Exhibit 10.17
awarded with the right to receive Ordinary Shares of the Company as specified in the New Hire RSU Agreement, in a value equal to one million dollars ($1,000,000). The RSUs shall vest over a period of three years (“New Hire RSU Agreement Term”), provided Executive is employed by the Company for the duration of such Term, with one-third of the RSUs vesting on the first anniversary of the Start Date, and the balance vesting proportionately each month during the remaining two years beginning the anniversary of the Start Date. During the New Hire RSU Agreement Term, any and all unvested RSUs shall vest immediately upon the sale of all or substantially all of the assets of the Company, upon a Change of Control event (as defined above).
f)    Equity RSU Award. Subject to the sole discretion and determination of the Board of Directors and/or the compensation and options committee thereof and subject to the terms of any Restricted Stock Unit Agreement which shall be approved and adopted by the Board of Directors (and which shall include, inter alia, the grant date and number of RSUs, the vesting periods and all the other terms and conditions with respect to the Restricted Stock Units (“Equity RSU Agreement”), Executive will be granted an award with the right to receive Ordinary Shares of the Company as specified in the Equity RSU Agreement, in a value equal to two-hundred and fifty thousand dollars ($250,000). The RSUs will vest over a period of three years (“Equity RSU Agreement Term”), provided Executive is employed by the Company for the duration of such Term, with one-third of the RSUs vesting on the first anniversary of the Start Date, and the balance vesting proportionately each month during the remaining two years beginning the anniversary of the Start Date. During the Equity RSU Agreement Term, any and all unvested RSUs shall vest immediately upon the sale of all or substantially all of the assets of the Company, upon a Change of Control event (as defined above).
g)    Reimbursement of Business Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in performing services during the Term, in accordance with the Company’s policies and procedures.
h)    Vacation: Executive shall be entitled to Company’s unlimited paid vacation program (commensurate with Company’s policy).
i)    Exclusivity of Salary and Benefits. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement for services rendered by the Executive to the Company during the Term or any Extended Term.
5.    Extent of Service. During the Executive’s employment under this Agreement, the Executive shall, subject to the direction and supervision of the Chief Executive Officer, devote the Executive’s full business time, best efforts and business judgment, skill and knowledge to the advancement of the Company’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the Board of Directors; provided, however, that nothing in this Agreement shall be construed as preventing the Executive from:
a)    investing the Executive’s personal assets in any non-competitive business enterprise, company or other entity in such form or manner as shall not require any material personal time commitment on the Executive’s part in connection with the operations or affairs of such other enterprise, company or other entity in which such investments are made; or
b)    engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.

Exhibit 10.17
6.    Termination. Notwithstanding the provisions of Section 3, the Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6. For purposes of this Agreement, the date of the Executive’s termination (the “Termination Date”) shall mean the date of the Executive’s “separation from service” as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)
a)    Termination by the Company for Cause. The Executive’s employment under this Agreement may be terminated for Cause without liability on the part of the Company (except only to pay those specific amounts set forth in Section 7(c)) effective immediately upon approval of the Board of Directors and written notice to the Executive. The following shall constitute “Cause” for such termination:
(i)    any act committed by the Executive against the Company or any of its affiliates which involves fraud, willful misconduct, gross negligence or refusal to comply with the reasonable, legal and clear written instructions given to him by the Board through Board action that do not violate this Agreement; provided, however, that Executive shall have a period of 15 days to cure such conduct after written reasonably specific notice thereof, unless such conduct is not (as in the case of fraud or willful misconduct) reasonably curable. For purposes of the foregoing sentence, no act, or failure to act, on Executive's part shall be considered “willful” unless the Executive acted, or failed to act, in bad faith or without reasonable belief that his act or failure to act was in the best interest of the Company or any subsidiary; or
(ii)    the conviction of the Executive of, or indictment (or procedural equivalent, or guilty plea or plea of nolo contender) of the Executive for (A) a felony or (B) any misdemeanor involving moral turpitude where the circumstances reasonably would have a negative impact on the Company, deceit, dishonesty or fraud; provided, however, that Executive shall have a period of 15 days to cure such conduct after written reasonably specific notice thereof, unless such conduct (as in the case of dishonesty or fraud) is not reasonably curable; or
(iii)    material breach of this Agreement; provided, however, that Executive shall have a period of 15 days to cure such conduct after written reasonably specific notice thereof, unless such conduct is not reasonably curable.
b)    Termination by the Company Without Cause. Subject to the payment of Termination Benefits pursuant to Section 7(b), the Executive’s employment under this Agreement may be terminated by the Company, without Cause, upon not less than fifteen (15) days’ prior written notice to the Executive.
c)    Death. The Executive’s employment with the Company shall terminate automatically upon his death.
d)    Disability. Disability. If the Executive shall become Disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation, the Board of Directors may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer during the period of such Disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive’s full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employer’s policies) and benefits under Section 4 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal

Exhibit 10.17
to twelve (12) months payable at the same time as such amounts would otherwise have been paid to the Executive had he continued in his current capacity. If the Executive is unable to perform substantial services of any kind for the Employer during this period, such period shall be considered a paid leave of absence and the Executive shall have the contractual right to return to employment at any time during such period. If the Executive’s Disability continues beyond such twelve (12) month period, the Executive’s employment may be terminated by the Employer by reason of Disability at any time thereafter. For purposes hereof, the term “Disabled” or “Disability” shall mean a written determination that the Executive, as certified by at least two (2) duly licensed and qualified physicians, one (1) approved by the Board of Directors of the Employer and one (1) physician approved by the Executive (the “Examining Physicians”), or, in the event of the Executive’s total physical or mental disability, the Executive’s legal representative, that the Executive suffers from a physical or mental impairment that renders the Executive unable to perform the Executive’s regular personal duties under this Agreement and that such impairment can reasonably be expected to continue for a period of three (3) consecutive months or for shorter periods aggregating ninety (90) in any twelve (12) month period; provided, however, that the Executive’s primary care physician may not serve as one of the Examining Physicians without the consent of the Employer and the Executive (or the Executive’s legal representation). The Executive shall cooperate with any reasonable request of a physician to submit to a physical examination for purposes of such certification. Nothing in this Section 6(d) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of
1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
e)    Termination by the Executive for Good Reason. Subject to the payment of Termination Benefits pursuant to Section 7(b), the Executive’s employment under this Agreement may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall be present where Executive gives notice to the Board of Directors of his voluntary resignation within thirty (30) days after the occurrence of any of the following, without Executive’s written consent: (i) failure of the Company to pay or cause to be paid or delivered any amounts or options due Executive when due under the terms and conditions hereunder, in each case subject to a fifteen (15) day cure period by the Company following reasonably specific written notice by the Executive; (ii) the Executive’s not reporting directly to the Chief Executive Officer of the Company, subject to a thirty (30) day cure period by the Company following reasonably specific written notice by the Executive, unless the sole reason for such failure to report to the Chief Executive Officer is that a Change of Control occurred and as a result the Executive’s reporting structure in the buyer’s organization puts Executive at effectively the same or higher level of overall responsibility and authority (comparing the positions in each organization) as was the case immediately prior to such Change of Control, as reasonably determined by the Board prior to such Change of Control; or (iii) material diminution in Executive’s position, duties, authority or responsibility, without Cause, subject to a thirty (30) day cure period by the Company following reasonably specific written notice by the Executive. If the Executive fails to resign within sixty (60) days after the expiration of the applicable cure period, then such event will not be a basis to resign for Good Reason.
7.    Compensation Upon Termination.
a)    Termination Generally. If the Executive’s employment with the Company is terminated for any reason during or upon expiration of the Term, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any earned but unpaid Salary

Exhibit 10.17
payable on the Termination Date, (ii) accrued bonuses for a previously completed yearly or stub measurement period (for avoidance of doubt, no pro-rata bonus is payable under this clause, but only a bonus for a previously completed yearly or stub measurement period) earned but not yet paid, payable at the same time such amounts would otherwise have been paid to the Executive, (iii) any unpaid expense reimbursements, payable in accordance with the Company’s reimbursement policies, and (iv) any vested benefits the Executive may have under any of the Company Benefit Plans, payable as specified in the applicable plan documents (collectively, the “Accrued Compensation”).
b)    Termination by the Company Without Cause or by the Executive for Good Reason. In the event of termination of the Executive’s employment with the Company pursuant to Section 6(b) or 6(e) above, and subject to the Executive’s execution and delivery of a release of any and all legal claims in a form satisfactory to the Company, and expiration of any revocation period without the release being revoked, within forty-five (45) days following the Termination Date (the “Release Period”), the Company shall provide to the Executive, in addition to the Accrued Compensation, the following termination benefits (“Termination Benefits”):
(i)    continuation of the Executive’s Salary for a period of twelve (12) months in accordance with the Company’s payroll practices then in effect pursuant to Section 4(a), or in lieu of the foregoing, Company may in its absolute discretion terminate Executive’s employment with immediate effect and pay Executive a sum equal to twelve (12) months’ Salary, less applicable taxes and withholdings (“Severance Payment”); and
(ii)    in the event Executive’s termination is due to Change of Control, continuation of the Executive’s Salary for a period of eighteen (18) months in accordance with the Company’s payroll practices then in effect pursuant to Section 4(a); and
(iii)    continuation of any executive health and group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), subject to payment of premiums by the Company to the extent that the Company was covering such premiums as of the Termination Date (if permitted by law without violation of applicable discrimination rules, or, if not, the equivalent after-tax value payable as additional severance at the same time such premiums are otherwise payable);
(iv)    a pro-rata Annual Bonus through the Termination Date, as reasonably determined by the Compensation Committee applying the applicable standards in Schedule A and paid at the same time as the bonus would otherwise be payable under Section 4(b); and
(v)    acceleration of vesting of the options and RSUs granted under this Agreement on a pro-rata basis as if the vesting schedule, advanced to the next month.
The Termination Benefits set forth in subsections 7(b)(i)-(ii) and 7(b)(iii) above shall continue effective for a period starting on the Termination Date for the respective periods specified therein (each, the “Termination Benefits Period”); provided, however, that in the event that the Executive commences any employment during the Termination Benefits Period, the benefits provided under Section 7(b)(iii) shall cease effective as of the date Executive qualifies for group health plan benefits in his new employment. The Company’s liability for Salary continuation pursuant to subsections 7(b)(i)-(ii) shall not be reduced by the amount of any severance pay paid to the Executive pursuant to any severance pay plan or stay bonus plan of the Company. Notwithstanding the foregoing, nothing in this Section 7(b) shall be construed to affect the Executive’s right to receive COBRA continuation entirely at the Executive’s own cost to the extent that the Executive may continue to be entitled to COBRA continuation after

Exhibit 10.17
Company-paid premiums cease. The Executive shall be obligated to give prompt notice of the date of commencement of any employment during the Termination Benefits Period and shall respond promptly to any reasonable inquiries concerning any employment in which the Executive engages during the Termination Benefits Period.
The Company acknowledges and agrees that under certain circumstances involving the termination of the Executive’s employment and/or a Change of Control transaction involving the Company, the Executive shall be entitled to accelerated vesting on his options to purchase shares of capital stock of the Company, all to the extent provided in that certain Stock Option Agreements referred to in Section 4(d) hereof.
Any Termination Benefits (subject to Executive’s timely execution, delivery and nonrevocation of the required release) that otherwise would become due and payable prior to the end of the Release Period (including Salary continuation payments and COBRA premium payments otherwise due during the Release Period) shall be paid on Company’s first regular payroll date following the end of the Release Period.
c)    Termination by Reason of Cause, Death, Disability, Voluntary Termination by the Executive, Failure to Relocate or Expiration of Term. If the Executive’s employment is terminated for any reason other than (i) by the Company without Cause under Section 6(b) or (ii) by the Executive for Good Reason under Section 6(e), the Company shall have no further obligation to the Executive other than payment of his Accrued Compensation.
8.    Confidential Information, Non-Solicitation and Cooperation.
a)    Confidential Information. As used in this Agreement, “Confidential Information” means proprietary information of the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include (i) information in the public domain, unless due to breach of the Executive’s duties under Section 8(b), or (ii) information obtained in good faith by the Executive from a third party who was lawfully in possession of such information and not subject to an obligation of confidentiality owed to the Company.
b)    Duty of Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after termination, the Executive will keep in strict confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except (i) as may be necessary in the ordinary course of performing the Executive’s duties to the Company or (ii) as may be required in response to a valid order by a court or other governmental body or as otherwise required by law (provided that if the Executive is so required to disclose the

Exhibit 10.17
Confidential Information, the Executive shall (i) immediately notify the Company of such required disclosure sufficiently in advance of the intended disclosure to permit the Company to seek a protective order or take other appropriate action, and (ii) cooperate in any effort by the Company to obtain a protective order or other reasonable assurance that confidential treatment will be afforded the Confidential Information).
c)    Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company (except for documents provided to the Executive (i) concerning his compensation or his participation in Company Benefit Plans or (ii) in connection with his ownership of Company stock), or are produced by the Executive in connection with the Executive’s employment, will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.
d)    Nonsolicitation. During the Term and for one (1) year thereafter, the Executive (i) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than subordinate employees whose employment was terminated in the course of the Executive’s employment with the Company); and (ii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. The Executive understands that the restrictions set forth in this Section 8(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.
e)    Non-Competition. During the Term, and for a period of one (1) year thereafter, the Executive shall not engage in any business activity, either directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, which is reasonably likely to involve or require the use or disclosure of any Confidential Information or of a nature which directly competes with the Company in its field of business.
f)    Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party, including under any non-competition agreement, invention or confidentiality agreement, with a former employer, client or any other person or entity. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party. Further, the Executive agrees to indemnify the Company for any loss, including, but not limited to, reasonable attorneys’ fees and expenses, that the Company may incur based upon or arising out of the Executive’s breach of this subsection.

Exhibit 10.17
g)    Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate reasonably with requests from the Company, or the Company’s legal counsel, in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, provided, however, this obligation does not apply after the Executive ceases employment with the Company to any claim or action by the Company against the Executive, or any claim or action by the Executive against the Company. Such cooperation shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(f), and if the Executive spends more than four (4) hours in any calendar month in performance of these obligations, the Company shall pay the Executive $500 per hour for each part of an hour over four (4) hours in such calendar month.
h)    Intellectual Property. The Company shall be the sole owner of all the products and proceeds of Executive’s services hereunder, including, without limitation, all materials, ideas, concepts, formats, suggestions, developments, and other intellectual properties that Executive may acquire, obtain, develop or create in connection with his services hereunder and during the Term (and if applicable, Extended Term), free and clear of any claims by Executive (or anyone claiming under Executive) of any kind or character whatsoever (other than Executive’s rights and benefits hereunder). Executive shall, at the request of the Company, execute as of the Start Date, an Employee Confidential Information, Non-Solicitation and Invention Assignment Agreement and any other such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company’s right, title and interest in and to any such products and proceeds of Executive’s services hereunder.
i)    Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 8, and that in any event money damages may be an inadequate remedy for any such breach. Accordingly, as further set forth in Section 9 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company and without the need to post a bond or other security.
9.    Arbitration of Disputes. Executive (hereinafter in this Section 9 “You”) agrees that to the fullest extent permitted by law, any and all controversies, claims, or disputes between you and the Company (or between you and any present or former employee, officer, director, agent, or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your employment with the Company or the termination of your employment with the Company will be resolved by final and binding arbitration. Claims subject to arbitration include, without limitation, any claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the

Exhibit 10.17
Employee Retirement Income Security Act, the Health Insurance Portability and Accountability Act of 1996, the Federal Occupational Safety and Health Act, the Texas Civil Rights Statutes and any other statutory or common-law claims. However, claims for unemployment benefits, workers’ compensation claims, and claims under the National Labor Relations Act will not be subject to arbitration. In addition, either party may seek provisional remedies pursuant to applicable State laws and regulations. There will be no right or authority for any claim subject to arbitration to be heard or arbitrated on a class or collective basis, as a private attorney general, or in a representative capacity on behalf of any other person or entity.
You agree that any arbitration will be administered by JAMS (or other mutually agreeable alternative dispute resolution service) in accordance with its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness (the “JAMS Rules”), a copy of which Rules can be found at www.jamsadr.com or obtained from Human Resources. A neutral arbitrator with experience in arbitrating employment disputes will be chosen by mutual agreement of the parties; however, if the parties are unable to agree upon an arbitrator within a reasonable period of time, then a neutral arbitrator will be appointed in accordance with the arbitrator nomination and selection procedure set forth in the JAMS Rules. The arbitrator will have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate. The arbitrator may not consolidate more than one person’s claim, and may not otherwise preside over any form of a representative, collective or class proceeding. The parties will be permitted to conduct discovery as provided by applicable laws and regulations. The arbitrator will prepare a written decision containing the essential findings and conclusions on which the award is based, and will apply the same substantive law with the same statutes of limitation that would apply if the claims were brought in a court of law. The arbitrator’s decision must be issued no later than thirty (30) days after a dispositive motion is heard and/or an arbitration hearing has been completed. The arbitrator’s decision will be final and binding upon the parties and will be enforceable in any court having jurisdiction thereof. The arbitrator will have the authority to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The arbitrator will have the authority to award any remedies, including attorneys’ fees and costs, available under applicable law.
All arbitration hearings under this arbitration agreement will be conducted in Austin, Texas unless otherwise agreed by the parties. The arbitration provisions of this agreement will be governed by the Federal Arbitration Act. In all other respects, this arbitration agreement will be construed in accordance with the laws of the State of Texas, without reference to conflicts of law principles.
You will be required to pay an arbitration fee to initiate any arbitration equal to what you would be charged as a court filing fee for a first appearance. Where you are asserting a claim under a state or federal statute prohibiting discrimination in employment, a public policy claim arising under a statute, or where as otherwise required by applicable law to achieve the enforceability of this Agreement, the Company will pay the costs and fees charged by the arbitrator and JAMS (or other mutually selected alternative dispute resolution service) to the extent such costs would not otherwise be incurred in a court proceeding. In all other circumstances, you and the Company agree to split equally the fees and administrative costs charged by the arbitrator and the alternative dispute resolution service being utilized. Each party will bear its own costs and attorneys’ fees, unless a party prevails on a statutory claim and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law.

Exhibit 10.17
Either you or the Company may bring an action in court to compel arbitration under this arbitration agreement and to enforce an arbitration award or for a provisional remedy pursuant to applicable laws and regulations. Nothing in this agreement should be construed to prevent either party's ability to seek a provisional remedy, including a preliminary injunction, as permitted by JAMS Employment Arbitration Rules (including but not limited to Rule 34) or applicable laws and regulations. Otherwise, neither party will initiate or prosecute any lawsuit or claim in any way related to any arbitrable claim including, without limitation, any claim as to the making, existence, validity, or enforceability of this arbitration agreement.
If one or more of the provisions in this arbitration agreement are deemed unenforceable, such provision, or provisions, will be enforced to the greatest extent permitted by law and the remaining provisions will continue in full force and effect. The parties’ obligations under this arbitration agreement will survive the termination of your employment relationship with the Company.
YOU UNDERSTAND AND AGREE THAT THIS ARBITRATION AGREEMENT CONSTITUTES A WAIVER OF THE RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS ARBITRATION AGREEMENT. YOU AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES WILL BE RESOLVED BY A JURY TRIAL. YOU FURTHER ACKNOWLEDGE THAT YOU HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS ARBITRATION AGREEMENT WITH YOUR LEGAL COUNSEL AND HAVE AVAILED YOURSELF OF THAT OPPORTUNITY TO THE EXTENT YOU WISH TO DO SO.
10.    Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and discussions between the parties with respect to any related subject matter.
11.    Assignment; Successors and Assigns, etc. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; but the Company may assign its rights under this Agreement without the consent of the Executive, in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity, in which event the Company will obtain a written confirmation of the assumption of the Company’s obligation hereunder for the benefit of the Executive. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
12.    Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
13.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Exhibit 10.17
14.    Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the Executive’s last residential address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chairman of the Board, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.
15.    Third Party Beneficiary; Amendment. The Executive and the Company acknowledge and agree that no third party shall have any rights or benefits under this Agreement. This Agreement may be amended or modified only by a written instrument signed by the Executive and the Company.
16.    Governing Law. This contract has been entered into in the State of Texas and shall be construed under and be governed in all respects by the laws of the State of Texas, without giving effect to the conflict of laws principles of such state; provided, however, that the indemnification agreement referred to in Section 18 shall be governed by the laws of the State of Delaware.
17.    Counterparts. This Agreement may be executed in any number of original, facsimile or other electronic counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
18.    Directors’ and Officers’ Insurance. As soon as reasonably practicable following the Effective Date, the Company shall obtain (if it does not already have) and continually maintain (including by obtaining renewals or replacement policies from the same or other insurers) during the Term directors’ and officers’ insurance from a reputable insurance company with such coverage amounts and policy terms as is customary for public companies with market valuations similar to the Company, as determined by the Company’s Board of Directors.
19.    Withholding Obligations. The Company, or any other entity making a payment, may withhold and make such deductions from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld or deducted from time to time pursuant to any applicable law, governmental regulation and/or order.
20.    Section 954 of the Dodd Frank Act. This Agreement and all other compensation of Executive are intended to comply with the “clawback obligations” of Section 954 of the Dodd Frank Act (including the related regulations, “Section 954”). If the Company’s financial statements must be restated, to the extent and only to the extent required by Section 954 (if applicable), the Company shall be entitled to recover from Executive, and Executive agrees to promptly repay, any incentive- based compensation which would not have been earned under the restated financial statements.
21.    Section 409A Compliance. Unless otherwise expressly provided, any payment of compensation by the Company to the Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the fifteenth (15th) day of the third (3rd) month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which the Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Section 409A). Each payment and each installment of any bonus or severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent any amounts payable by the Company to the Executive constitute “nonqualified deferred compensation” (within the meaning of Section 409A) such payments are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the

Exhibit 10.17
earliest date on which it is permitted to be paid under Section 409A and the Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A. In the event that the Executive is determined to be a “key employee” (as defined and determined under Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable upon separation from service shall be made no earlier than (a) the first (1st) day of the seventh (7th) complete calendar month following such termination of employment, or (b) the Executive’s death, consistent with the provisions of Section 409A. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Executive incurs such expenses, and the Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iv) the expenses must be incurred, or in-kind benefits provided, during the lifetime of the Executive, unless this Agreement or a Company program or policy provides a shorter period. The Executive shall be responsible for the payment of all taxes applicable to payments or benefits received from the Company. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Section 409A; provided, however, the Company shall have no liability to the Executive, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Executive or any successor or beneficiary thereof.

IN WITNESS WHEREOF, this Agreement has been executed by the Company and by the Executive as of the Effective Date.

EMPLOYER
Digital Turbine, Inc., a Delaware corporation
Barrett Garrison By:
Its: CFO

EXECUTIVE
Name: Matthew Gillis